EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,
(dollars in thousands)	2011	2012	2013	2014	2015
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$112,203	$185,912	$102,245	$384,213	$636,117
Fixed charges	290,240	359,947	460,918	485,762	498,253
Capitalized interest	(13,164)	(9,777)	(6,700)	(7,150)	(8,670)
Amortized premiums, discounts and capitalized expenses related to indebtedness	13,905	11,395	4,142	2,427	2,586
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	4,894	2,415	6,770	(147)	(4,799)
Earnings	$408,078	$549,892	$567,375	$865,105	$1,123,487

Fixed charges:
Interest expense(1)	$290,981	$361,565	$458,360	$481,039	$492,169
Capitalized interest	13,164	9,777	6,700	7,150	8,670
Amortized premiums, discounts and capitalized expenses related to indebtedness	(13,905)	(11,395)	(4,142)	(2,427)	(2,586)
Fixed charges	$290,240	$359,947	$460,918	$485,762	$498,253

Consolidated ratio of earnings to fixed charges	1.41	1.53	1.23	1.78	2.25

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$112,203	$185,912	$102,245	$384,213	$636,117
Fixed charges	290,240	359,947	460,918	485,762	498,253
Capitalized interest	(13,164)	(9,777)	(6,700)	(7,150)	(8,670)
Amortized premiums, discounts and capitalized expenses related to indebtedness	13,905	11,395	4,142	2,427	2,586
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	4,894	2,415	6,770	(147)	(4,799)
Earnings	$408,078	$549,892	$567,375	$865,105	$1,123,487

Fixed charges:
Interest expense(1)	$290,981	$361,565	$458,360	$481,039	$492,169
Capitalized interest	13,164	9,777	6,700	7,150	8,670
Amortized premiums, discounts and capitalized expenses related to indebtedness	(13,905)	(11,395)	(4,142)	(2,427)	(2,586)
Fixed charges	290,240	359,947	460,918	485,762	498,253
Preferred stock dividends	60,502	69,129	66,336	65,408	65,406
Combined fixed charges and preferred stock dividends	$350,742	$429,076	$527,254	$551,170	$563,659

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.16	1.28	1.08	1.57	1.99

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at January 1, 2014 to discontinued operations.